Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 File No. 333-257976) and related Prospectus of FedNat Holding Company for the registration of 3,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 29, 2021, with respect to the consolidated financial statements and schedules of FedNat Holding Company, and the effectiveness of internal control over financial reporting of FedNat Holding Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

October 15, 2021